Exhibit 99.1

AmpliTech Group Lists Series A & B Rights on Nasdaq

Rights to begin trading on February 3, 2026

Hauppauge, NY, February 2, 2026 – AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGW, AMPGR, AMPGZ) today announced the approval of the Company’s listing of its Series A and Series B Rights on the Nasdaq Capital Market. It is anticipated that the Series A and B Rights will begin trading on February 3, 2026, under the symbols “AMPGR” (Series A) and “AMPGZ” (Series B) respectively.

Series A and B Rights Calendar

Series A Rights Subscription Price of $5 per share
Deadline for delivery of subscription certificates and payment of exercise price	July 18, 2026
Expiration date for Series A Rights	July 18, 2026

Series B Rights Subscription Price of $6 per share
Deadline for delivery of subscription certificates and payment of exercise price	November 20, 2026
Expiration date for Series B Rights	November 20, 2026

About AmpliTech Group

AmpliTech Group, Inc., comprising five divisions, AmpliTech Inc., Specialty Microwave, Spectrum Semiconductors Materials, AmpliTech Group Microwave Design Center, and AmpliTech Group True G Speed Services, is a leading designer, developer, manufacturer, and distributor of cutting-edge radio frequency (RF) microwave components and ORAN 5G network solutions. Serving global markets including satellite communications, telecommunications (5G & IoT), space exploration, defense, and quantum computing, AmpliTech Group is committed to advancing technology and innovation. For more information, please visit www.amplitechgroup.com.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, that the Company will receive a final receipt of certification from The Nasdaq Stock Market related to the Series A and B Rights and that a market will develop for the Series A and B Rights. The words “may” “would” “will” “expect” “estimate” “anticipate” “believe” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward- looking statements because of various factors. Other risks are identified and described in more detail in the “Risk Factors” section of the Company’s filings with the SEC, which are available on our website and with the SEC at sec.gov. We undertake no obligation to update, and we do not have a policy of updating or revising these forward-looking statements, except as required by applicable law.

Contacts:

Corporate Social Media

X: @AmpliTechAMPG

Instagram: @AmpliTechAMPG

Facebook: AmpliTechInc

LinkedIn: AmpliTech Group Inc

Company Contact:

Jorge Flores

Tel: 631-521-7831

Investors@amplitechgroup.com

Investor Relations Contact:

Kirin Smith, President

PCG Advisory, Inc.

ksmith@pcgadvisory.com